Exhibit 10.1

REIMBURSEMENT AGREEMENT

For Pledged Certificate of Deposit

THIS REIMBURSEMENT AGREEMENT FOR PLEDGED CERTIFICATE OF DEPOSIT (this “Agreement”), dated as of December 10, 2009, between Leroy’s Horse and Sports Place, a Nevada corporation (“Obligor”), and Victor J. and Terina Salerno, a married couple (the “Salernos”).

Recitals

A.            Obligor is required under Nevada Gaming Commission (“NGC”) Regulation 22.040 to maintain a reserve sufficient to cover any of its outstanding wagering liability, including unpaid winning tickets and telephone account deposits.

B.            On October 1, 2009, subject to the execution of definitive agreements, the Salernos agreed to pledge, for the benefit of the Obligor, a certificate of deposit in the amount of $200,000 (the “Pledged Amount”) in favor of the Nevada Gaming Control Board (“NGCB”) to increase the Company’s reserve balance to satisfy the requirements of Regulation 22.040.

C.            In connection with the foregoing, the Salernos deposited the Pledged Amount into Nevada State Bank and entered into the following definitive agreements: (i) Agreement, dated November 11, 2009, between the Salernos and Nevada State Bank, and (ii) Pledged Certificate of Deposit Statement, dated November 23, 2009, by the Salernos in favor of NGCB (collectively, the “Pledged Documents”).

D.            Obligor agreed to enter into this Agreement to induce the Salernos to enter into the Pledged Documents.

Agreements

NOW, THEREFORE, in consideration of the premises and in order to induce the Salernos to execute and deliver the Pledged Documents, the parties hereto agree as follows:

1.             Pledge Fee.  Obligor shall pay, or cause to be paid, to the Salernos a fee equal to twelve percent (12%) per annum of the outstanding Pledged Amount, excluding any earned interest from Nevada State Bank, (the “Pledge Fee”) so long as the Pledged Documents are in effect, payable on the 1st day of each month commencing on November 1, 2009.

2.             Reimbursement.  Obligor shall pay to the Salernos (i) on each date on which the Pledged Amount, or any portion thereof, shall be released to the NGCB pursuant to the terms of the Pledged Documents a sum equal to the amount so released (a “Release”), plus (ii) in addition to the Pledge Fee, interest on the unreimbursed amount from the release date until reimbursement is received by the Salernos in full.  Such interest shall be at the then prime rate of Nevada State Bank or its successor.

3.             Payments and Computations.  Obligor shall make each payment hereunder not later than 3:00 P.M. (Pacific time) on the day when due without deduction or offset in lawful money of the United States of America to the Salernos at the address of the Salernos referred to in Section 8 in same-day funds or in accordance with the wire instructions in such section.  Computations of fees and interest established herein (as applicable) shall be made by the Salernos on the basis of a year of 360 days for the actual number of days elapsed.

4.             Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest or commission, as the case may be.

5.             Nature of Obligations.  Obligor’s obligations to the Salernos under this Agreement are absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms hereof irrespective of any act, omission, event or condition.  Obligors’ obligations to the Salernos under this Agreement shall be unsecured.

6.             Other Covenant.  Obligor must make reasonable efforts to increase its cash deposit requirement under Regulation 22,040 and secure the release of this Agreement from the Nevada Gaming Control Board in whole or in part within 12 months from the date of this Agreement.

7.             Waiver.  Obligor waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, and notice of acceptance of this Agreement, and any other notice or demand of any kind from the Salernos.

8.             Amendments.  This Agreement may be amended only by a written instrument duly executed by each of the parties hereto.

9.             Notices.  Each notice, request or communication shall be effective (i) if given by facsimile, electronic mail or other electronic means, when such communication is transmitted to the address specified below and any appropriate confirmation is received, (ii) if given by certified or registered mail, return receipt requested, on the date of receipt appearing on the return postal receipt for notices given by certified or registered mail, or (iii) if given by hand delivery, when delivered at the address specified below:

If to Obligor:	Leroy’s Horse and Sports Place.
675 Grier Drive
Las Vegas, Nevada 89119
Attention: President

If to the Salernos:	Vic Salerno
c/o American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119
Attention: Legal Department

or for any of the foregoing cases, at such other address or facsimile number as the addressee may hereafter specify for the purpose in a notice to the other party specifically captioned “Notice of Change of Address pursuant to Section 8 of the Reimbursement Agreement for Pledged Certificates of Deposit.”

10.           Indemnification.  Obligor shall indemnify and hold the Salernos harmless from and against any and all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including but not limited to attorneys’ fees and costs) which the Salernos may incur or which may be claimed against the Salernos by any person:

(a)           by reason of, or in connection with, the execution, delivery or performance of this Agreement or any of the Pledged Documents; or

(b)           by reason of, or in connection with, any of the transactions or other matters contemplated by this Agreement or any Pledged Document; or

(c)           by reason of, or in connection with, any Release to the NGCB under the Pledged Documents.

11.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

12.           Execution in Counterparts.  It shall not be necessary that all parties execute and deliver the same counterpart of this Agreement.  This Agreement shall therefore become effective when each party has executed any counterpart hereof and delivered the same to the other parties.  All such counterparts, collectively, shall be deemed a single agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LEROY’S HORSE AND SPORTS PLACE

a Nevada corporation

By:	/s/John Salerno
John Salerno, Secretary

/s/Victor J. Salerno
Victor J. Salerno

/s/Terina Salerno
Terina Salerno